Exhibit 99.3

ECOLAB THIRD QUARTER 2015

3Q Overview

• Earnings: Record adjusted EPS $1.28, +6%

•	Reported EPS $0.86, -28%, reflecting charge for Venezuelan bolivar devaluation

• Sales: Fixed currency growth +1%

•	Reported sales -7%; acquisition adjusted fixed currency sales flat

•	Global Institutional, Global Industrial and Other segments +5% acquisition adjusted, offsetting lower Global Energy sales

•	Strong new account growth and new product introductions offset softening economies

• Operating Margin: Continued expansion

•	Adjusted fixed currency operating margin +90 bp

•	Benefits from delivered product cost savings, cost efficiency programs and synergies more than offset pension headwinds

• Strong cash from operations: +22% YTD

• Adjusted EPS forecast change driven by Energy and increased FX, Venezuelan devaluation and acquisition headwinds

• Outlook:

•	4Q:	+0% to 8%, includes 13% impact from FX/Venezuelan devaluation/pension

•	2015:	+4% to 6%, includes 10% impact from FX/Venezuelan devaluation/pension

SUMMARY

Strong new account gains and new product introductions drove solid mid-single digit fixed currency sales growth in our Global Institutional, Global Industrial and Other segments during the third quarter, more than offsetting lower Global Energy sales. We leveraged that growth, along with delivered product cost savings and our ongoing synergy and cost efficiency work, to expand our adjusted operating margins, more than offsetting the impact of softening economies, weaker oil prices, and increased currency headwinds. These, along with a lower tax rate and fewer shares outstanding, drove a 6% adjusted earnings per share increase.

Looking ahead, we expect our Global Institutional, Global Industrial and Other segments to show continued superior fixed currency growth, outpacing their markets and softer international economies, as they leverage the internal work they have undertaken to further improve their sales and service effectiveness and profitability.  We expect them to continue to more than offset lower results from our Energy business and produce the strongest quarter for fixed currency profit growth from our businesses this year.  However, the fourth quarter will also face stronger external headwinds than previously forecast, including more unfavorable currency impacts and the effect on our operations from devaluing our Venezuelan bolivar business.  As a result, we now look for the fourth quarter to show lower growth than previously expected, as the headwinds, including pension, impact earnings growth by 13 percentage points.

For the full year 2015, we continue to expect strong fixed currency profit growth in the mid-teens before the impact of unfavorable currency, including the Venezuela devaluation, and pension. We expect these will penalize growth by approximately 10 percentage points and yield a full year adjusted earnings per share gain of 4% to 6%.

HIGHLIGHTS

•                  Reported third quarter earnings per share were $0.86.

•                  On an adjusted basis, excluding special gains and charges and discrete tax items from both years, third quarter 2015 adjusted earnings per share increased 6% to a record $1.28 despite an $0.11, or 9%, headwind from currencies and pension.

•                  The adjusted earnings per share growth was driven by fixed currency sales gains, delivered product and other cost savings, synergies, new products, and a lower tax rate and share count.

•                  Our fixed currency acquisition-adjusted sales were flat as good mid-single digit growth from our Global Institutional, Global Industrial and Other segments was offset by lower Global Energy sales. Regionally, we saw good growth in Latin America, and Europe rose 4%.

•                  Adjusted fixed currency operating margins expanded 90 basis points.

•                  In this year’s tough environment, we have focused on driving new business gains and lower costs.  We are using our industry-leading product innovation and service strengths to help customers achieve better results and lower operating costs, and through these, aggressively drive new account gains across all of our segments. Further, raw material cost savings, along with synergies and our cost efficiency work, are helping to offset these headwinds.

•                  Importantly, we also continue to make key investments in our future growth drivers.

2015 Earnings Bridge From Prior Year

Adjusted EPS

	2015 Forecast (Adjusted EPS)
	Q1		Q2		Q3		Q4		FY
	EPS $	% Growth	EPS $	% Growth	EPS $	% Growth	EPS $	% Growth	EPS $	% Growth

EPS Before Currency / Pension	0.86	16%	1.17	14%	1.39	15%	1.41	18%	4.82	15%

External Rate Driven

Currency (2)	(0.04)	-5%	(0.08)	-8%	(0.09)	-7%	(0.10)	-8%	(0.30)	-7%

Venezuela devaluation (3)	0.00	0%	(0.00)	0%	(0.00)	0%	(0.03)	-3%	(0.03)	-1%

Pension	(0.02)	-3%	(0.02)	-2%	(0.02)	-2%	(0.03)	-3%	(0.09)	-2%

External Rate Driven EPS	(0.06)	-8%	(0.10)	-10%	(0.11)	-9%	(0.16)	-13%	(0.42)	-10%

2015 Forecast (Adjusted)	$0.80	8%	$1.08	5%	$1.28	6%	$1.25 (1)	4%	$4.40 (1)	5%

(1)   Q4 and FY EPS represent midpoints of our forecast range.

(2)   Currency excludes transaction losses.

(3)   Venezuelan devaluation of $0.03 includes the impact of devaluing our Water, Paper, Institutional and Food & Beverage businesses (collectively $0.01) and the Energy bolivar business ($0.02).

•                  We are delivering a strong fundamental business performance in 2015.  As shown in the table above, we have grown profits in the mid-teens this year before externally-driven factors.  The fourth quarter, shown at the mid-point of our revised range, should represent the year’s best performance on this basis, growing nearly 20% despite the recent deterioration in the energy markets.

•                  However as noted earlier, the business environment has become more challenging in recent months as several key foreign currencies and the energy market have continued to weaken.

2015 Forecast Progression Since 2Q Release

Adjusted EPS

•         Energy headwinds largely offset by continued strength in Global Institutional, Global Industrial and Other segments and favorable raw materials

•         FX (including transaction losses) driven primarily by Brazil

* Includes raw materials

•                  These and other recent impacts on our outlook are summarized in the waterfall chart above. Starting with the consensus forecast of $4.51 that followed our second quarter earnings release, the recent deterioration in the energy markets has resulted in an impact of about $0.04 per share, which should be nearly offset by aggressive actions we have taken in driving delivered product cost savings, cost efficiencies and synergies, along with other actions to offset the impact.  However, increasingly unfavorable currency trends, the impact on our adjusted earnings from devaluing our Venezuelan bolivar business, initial dilution from acquisitions, and a product recall will represent approximately $0.10 per share of increased headwinds to the full year.

•                  As a result, while earnings from the fundamental business should rise in the upper-teens, we expect fourth quarter adjusted earnings per share to increase 0% to 8% to the $1.20 to $1.30 range with currency, including the Venezuela devaluation, and pension representing a drag of approximately 13% to earnings per share growth. Full year adjusted earnings are expected to rise 4% to 6% to the $4.35 to $4.45 per share range with the same impacts representing a 10% drag to results.

•                  In summary, our underlying business continues to perform in line with our high expectations. We remain confident in our business, our markets and our people, as well as our capacities to meet our aggressive growth objectives over the coming years, while also delivering attractive returns in 2015 and setting up for stronger growth in 2016.

SEGMENT / SECTOR DISCUSSION

Consolidated sales	% Change
Volume & mix	0%
Pricing	0%
Subtotal	0%
Acq./Div.	1%
Fixed currency growth	1%
Currency impact	-7%
Total	-7%

Amounts in the table above may reflect rounding.

Ecolab’s consolidated fixed currency sales for the third quarter increased 1%.  Acquisition-adjusted fixed currency sales were flat when compared to the year ago period. Looking at the growth components, volume and mix was comparable to last year while pricing was flat.  Acquisitions and divestitures rose 1%, and currency was a negative 7%.

GLOBAL INDUSTRIAL SEGMENT

	Fixed Rate	Acq./Div. Adj.
Global Industrial	% Change	% Change
Food & Beverage	7%	6%
Water	9%	4%
Paper	2%
Textile Care	8%
Total Global Industrial	7%	4%

FOOD & BEVERAGE

Third quarter fixed currency Food & Beverage sales increased 7%. Adjusted for acquisitions, fixed currency sales growth improved, rising 6%. Food & Beverage growth was primarily driven by strong corporate account and share gains, as we used them to more than offset flat industry trends.  We enjoyed good growth in our beverage business, with moderate sales gains in our dairy and food operations. Regionally, we saw strong growth in Latin America and Europe, while North America, Asia Pacific and Middle East & Africa grew modestly.

Food & Beverage continues to drive sales growth using its Total Plant Assurance approach to customers, in which we combine our industry-leading cleaning and sanitizing, water treatment and Pest Elimination capabilities to deliver improved food safety results, lower operating costs, and enhanced product quality assurance for customers.  This has enabled us to win business with key global customers and offset market headwinds in the Americas and China.  Looking ahead, we expect further good growth in the fourth quarter.  We look for additional benefits from growth synergies, better customer penetration and new business capture, as well as leverage from our strong innovation pipeline, including 3D TRASAR for clean-in-place systems in food and beverage plants, to more than offset continued tough industry conditions.

WATER

Fixed currency Water sales grew 9%.  Adjusted for the previously announced China acquisition, Water sales growth improved by 4% as good gains in the light commercial and power industries more than offset weak steel and mining industry demand, with modest growth in the other markets.  Regionally, we saw good growth in North America, Europe and Middle East & Africa, with more moderate gains in Asia Pacific and Latin America.  We continue to drive penetration in our water markets using our innovative solutions to optimize water usage and lower our customers’ operating costs. Sales of 3D TRASAR Solids, which utilizes solid chemistry and advanced dispensing to treat cooling systems for hotels, commercial buildings, healthcare facilities and universities, are showing good growth. We also continue to invest in additional new water technologies to improve customer operating performance, lower their operating costs and improve protection from waterborne health safety hazards.

We remain focused on building our corporate account and enterprise sales teams, delivering our growth synergies and improving product innovation to drive revenues. We expect similar growth in the fourth quarter, as market share gains drive our heavy and light businesses to once again more than offset the weak steel and mining markets.

PAPER

Third quarter fixed currency Paper sales grew 2% as improved North America, Europe and Middle East & Africa sales gains, driven by strong sales efforts, more than offset a decline in Asia Pacific. We expect Paper to show a modest decline in the fourth quarter as weak graphic paper and Asia Pacific sales offset new business and technology penetration in the tissue, board and packaging markets.

GLOBAL INSTITUTIONAL SEGMENT

	Fixed Rate	Acq./Div. Adj.
Global Institutional	% Change	% Change
Institutional	6%
Specialty	5%
Healthcare	2%
Total Global Institutional	5%	5%

INSTITUTIONAL

Fixed currency sales growth for the Institutional business grew 6%.  Institutional’s end markets remain mixed, with continued global lodging demand growth and soft foodservice foot traffic.  Looking at our regional sales, we continued to outperform our markets.  North America improved over its second quarter growth rate and posted a strong 7% sales increase, while Asia Pacific and Latin America turned in solid sales gains, and Europe improved modestly.  Sales initiatives targeting new customers, along with effective product and service programs and appropriate pricing, led our results.  We continue to globalize our leading technology to drive our future growth and improve on our industry leadership position. Our work to standardize global competencies and initiatives is going well and helping to leverage our other work to improve sales force effectiveness. We are focused on strengthening our execution and delivering increased customer value, with solutions that reduce their water, energy and labor costs.  With the work on our business fundamentals yielding good results, we look for continued solid sales growth from Institutional in the fourth quarter.

SPECIALTY

Third quarter sales for Specialty grew 5% in fixed currencies. Quickservice sales were solid, as new accounts, increased service coverage, additional solutions and the timing of new customer programs leveraged generally modest industry trends to drive growth.  Regionally, quickservice sales were strong in nearly all regions, benefiting from new accounts and additional customer solutions.

The food retail business posted moderate sales growth, benefiting from customer additions and new product introductions in all regions, as year-on-year comparables were impacted by customer rollouts in the third quarter last year.

New account wins have been solid in 2015, and with ongoing investments in new products, the sales and service force and increased solutions for customers, we look for a good fourth quarter and full year for Specialty.

HEALTHCARE

Fixed currency Healthcare sales grew 2%. Continued account growth, improved penetration and new product sales were led by environmental hygiene and more than offset mixed sales elsewhere.  However, this was partially offset by the impact of the voluntary recall of temperature management drapes for a potential packaging issue.  The recall reduced third quarter sales growth by one percentage point and is expected to also impact fourth quarter results. The packaging issues have been resolved, the customers have been notified and we have resumed shipments of the product.

We continue driving our integrated and comprehensive environmental hygiene solutions approach for acute healthcare facilities, utilizing the Ecolab value proposition of innovative products and on-site service support to improve the prevention of healthcare acquired infections.  This integrated offering for environmental hygiene and infection prevention is still a relatively new approach for the industry and we believe is in line with the direction in which healthcare is moving. We are making progress and are confident it will yield improving sales growth.

GLOBAL ENERGY SEGMENT

	Fixed Rate	Acq./Div. Adj.
Global Energy	% Change	% Change
Energy	-12%	-12%

Third quarter fixed currency Global Energy segment sales decreased 12% as our business outperformed weaker than expected energy industry activity and oil prices during the quarter. Looking at the components in our upstream business, our well stimulation business (representing approximately 10% of Energy sales) had a significant decline primarily reflecting substantially reduced new North American well activity.  Our production business (which represents approximately 65% of the Energy sales) declined mid-single digits as a continued strong international performance was more than offset by lower North American sales, which reflected declining industry production in that region as part of the rebalancing of global oil production.  The downstream business increased, led by strong international sales.

Looking ahead, we expect the fourth quarter to show year-on-year sales results in line with third quarter sales, as good international growth, ongoing share gains and solid downstream sales partially offset declines in the North American market, reductions in customer spending and pricing pressure overall.  Fourth quarter operating income should improve over the third quarter as we realize the full benefit of cost savings.  We expect this to yield an upper-single digit decline for Energy sales for the full year 2015.

This has been a very challenging year for the industry, particularly in North American well stimulation.  However, we have a very experienced Energy team in place that has outperformed the industry.  We remain aggressive, using both our industry-leading product innovation and our outstanding sales and service team to drive sales and share growth, as well as strengthen our position for future gains. We expect these factors to drive our business once again in 2016 as the geographic rebalancing continues in the energy markets.  We continue to look for our Energy segment to record modest growth next year, as the industry stabilizes and we annualize against the significant declines experienced this year.  We expect to see continued year-on-year unfavorability in the first half of next year offset in the second half when comparisons reflect the current and expected continuing market conditions.

OTHER SEGMENT

	Fixed Rate	Acq./Div. Adj.
Other	% Change	% Change
Pest Elimination	7%
Equipment Care	4%
Total Other*	5%	6%

*Total Other reflects the divestiture of non-core cleaning service business which was not included in the segment’s operating units.

PEST ELIMINATION

Fixed currency Pest Elimination sales increased 7% in the third quarter.  Sales to hospitality and restaurant customers led the growth.  Regionally, we enjoyed double-digit growth in Asia Pacific, along with strong growth in Latin America, North America and Europe.  We continue to drive market penetration, with innovative service offerings and technologies, and make progress in globalizing our market-focused capabilities and field technologies.  We expect Pest Elimination sales to show further good growth in the fourth quarter led by gains in all markets.

EQUIPMENT CARE

Equipment Care sales grew 4% in the third quarter.  New customer additions continue at a solid rate, and productivity improvements from our technology investments and strengthened execution continue to pay off.  Third quarter sales were slowed somewhat by the timing of technician additions, but with staffing levels improved and continued solid underlying demand trends, we look for Equipment Care to show better growth in the fourth quarter and for the full year.

MARGIN PERFORMANCE

($ millions)	2015	% sales	2014	% sales	% change
Gross Profit	$1,626.4	47.2%	$1,724.3	46.7%	-5.7%

Third quarter gross margins were 47.2%.  When adjusted for special charges, third quarter 2015 gross margins were 47.9% and rose 120 basis points above last year on the same basis.  The improvement resulted from lower delivered product costs, new product innovation and synergies.

($ millions)	2015	% sales	2014	% sales	% change
SG&A	$1,070.7	31.1%	$1,145.9	31.0%	-6.6%

SG&A expenses represented 31.1% of third quarter sales.  The SG&A ratio increased 10 basis points versus last year.  The increase primarily reflected higher pension expense and investments in the business that were partially offset by synergies, cost savings and fleet cost reductions.

($ millions)	2015	% sales	2014	% sales	% change
Consolidated Op. Inc.	$413.0	12.0%	$571.4	15.5%	-27.7%
Consolidated Fixed Currency Op. Inc. (adj.)	$591.4	16.7%	$554.7	15.8%	6.6%

Consolidated operating income margins were 12.0%.  Adjusted for special charges, fixed currency operating income margins were 16.7%, rising 90 basis points over last year’s comparable margin. Delivered product cost savings and synergies more than offset higher pension costs and investments in the business.

($ millions - fixed currency)	2015	% sales	2014	% sales	% change
Global Industrial Op. Inc.	$200.5	15.8%	$165.3	14.0%	21.3%

Fixed currency operating income for the Global Industrial segment increased 21%.  Acquisition-adjusted operating income grew 20% and margins rose 210 basis points.  Appropriate pricing, delivered product cost savings, synergies and sales volume gains more than offset investments in the business.

($ millions - fixed currency)	2015	% sales	2014	% sales	% change
Global Institutional Op. Inc.	$263.5	23.1%	$231.7	21.3%	13.7%

Fixed currency operating income for the Global Institutional segment increased 14% and margins expanded 180 basis points.  Results benefited from pricing, good volume gains, delivered product cost savings, cost efficiencies and fleet cost reductions, which more than offset business investments.

($ millions - fixed currency)	2015	% sales	2014	% sales	% change
Global Energy Op. Inc.	$133.4	14.4%	$168.8	16.0%	-21.0%

Fixed currency Global Energy segment operating income decreased 21%.  Volume declines and lower pricing more than offset lower delivered product costs and synergies.

($ millions - fixed currency)	2015	% sales	2014	% sales	% change
Other Op. Inc.	$38.1	18.9%	$32.8	17.1%	16.2%

Fixed currency operating income for the Other segment increased 16% and margins expanded 180 basis points.  Pricing, sales volume gains and fleet cost reductions led the increase.

($ millions)	2015	2014
Corporate
Special Gains/(Ch.)	$(166.5)	$(7.8)

Corp. Expense	(44.1)	(43.9)
Total Corporate Exp.	$(210.6)	$(51.7)

The Corporate segment includes amortization expense of $44 million in the third quarter of both 2015 and 2014 related to the Nalco merger intangible assets. The Corporate segment also includes special gains and charges. Total special gains and charges for the third quarter of 2015, including the non-controlling interest impact of $11 million, were a net charge of $155 million ($145 million after-tax) and primarily consisted of an approximate $125 million charge related to the devaluation of a portion of our

Venezuelan net assets.  The remainder of the special gains and charges consisted primarily of restructuring costs, wage-hour litigation-related charges and Champion integration costs. Special gains and charges for the third quarter of 2014 were a net charge of $8 million ($6 million after-tax).

The reported income tax rate for the third quarter 2015 was 29.6% and compared with the reported rate of 27.3% in the third quarter 2014.  Excluding the tax rate impact of special gains and charges and discrete tax items, the adjusted tax rate was 25.8% in the third quarter 2015 and compared with 27.7% for the same period last year.  The improved adjusted tax rate was the result of global tax planning strategies and favorable geographic income mix.

We did not repurchase any shares in the open market during the third quarter.

The net of this performance is that Ecolab reported third quarter diluted earnings per share of $0.86 compared with $1.19 reported a year ago.  When adjusted for special gains and charges and discrete tax items in both years, adjusted earnings increased 6%, to $1.28, when compared with $1.21 earned a year ago.

BALANCE SHEET, CASH FLOW AND LEVERAGE

3Q 2015 Balance Sheet / Cash Flow

Summary Balance Sheet

	September 30			September 30
($ millions)	2015	2014*		2015	2014*
Cash and cash eq.	$184.8	$197.8	Short-term debt	$1,009.1	$1,921.7
Accounts receivable, net	2,450.0	2,694.4	Accounts payable	1,034.5	1,047.3
Inventories	1,439.2	1,464.4	Other current liabilities	1,513.0	1,484.9
Other current assets	568.4	515.2	Long-term debt	5,753.7	4,852.2
PP&E, net	3,212.2	2,978.5	Pension/Postretirement	1,146.8	785.0
Goodwill and intangibles	10,671.6	11,432.2	Other liabilities	1,583.6	1,805.5
Other assets	357.1	380.4	Total equity	6,842.6	7,766.3
Total assets	$18,883.3	$19,662.9	Total liab. and equity	$18,883.3	$19,662.9

Selected Cash Flow items

	Nine Months Ended
	September 30
($ millions)	2015	2014
Cash from op. activities	$1,395.2	$1,145.0
Depreciation	422.7	417.4
Amortization	224.4	236.6
Capital expenditures	551.6	488.7

Selected Balance Sheet measures

	September 30
	2015	2014
Total Debt/Total Capital	49.7%	46.6%
Net Debt/Total Capital	49.0%	45.9%
Net Debt/EBITDA**	2.5	2.4
Net Debt/Adjusted EBITDA**	2.2	2.3

*                 The September 30, 2014 balance sheet amounts have been updated as a result of our adoption of the accounting guidance related to simplifying presentation of debt issuance costs.

**          EBITDA and Adjusted EBITDA are non-GAAP measures. EBITDA is defined as operating income plus depreciation and amortization. Adjusted EBITDA is defined as adjusted operating income plus depreciation and amortization.

Please see Ecolab’s news release dated November 2, 2015 for additional information, including with respect to the use of certain non-GAAP financial measures, such as fixed currency sales, adjusted operating income, adjusted fixed currency operating income, adjusted net income and adjusted EPS.

Net debt to total capital was 49%, with net debt to adjusted EBITDA ratio at 2.2 times.

Venezuela devaluation and special charge

Our third quarter 2015 Consolidated Balance Sheet reflects the remeasurement of our Venezuelan Food & Beverage and Institutional net assets and bolivar portion of our Venezuelan Energy net assets at the floating Marginal Currency System (SIMADI) exchange rate. As of the end of the third quarter of 2015, we believe that the SIMADI rate better represents the economics of our bolivar operations in Venezuela. The remeasurement of the corresponding net assets resulted in a third quarter special charge of approximately $125 million, reflected in the Corporate segment.

The impact of reflecting the third quarter 2015 bolivar income earned at SIMADI was not material to our Food & Beverage, Institutional and Energy operating units.  We expect a $0.02 unfavorable impact to fourth quarter adjusted earnings per share from Energy’s bolivar income being reflected at SIMADI, and $0.03 when all division impacts are included.

FORECAST

•                Fourth quarter

•             Continued strong Global Institutional, Global Industrial and Other segment growth offsetting lower Global Energy results and weaker international economies

•             Build on recent corporate account wins, sales team investments

•             Translation FX/pension/Venezuela expected to be an unfavorable $0.16 per share.  Together, these represent a 13% headwind to 4Q EPS growth

•                Full year 2015

•             Similar drivers for full year:

•     Strong Global Institutional, Global Industrial and Other segment growth

•     Lower Global Energy results outperforming weak energy markets

•     Drive new business wins, leading with strong customer value prop (best results, lowest total costs)

•     Strong focus on margins — pricing, product innovation, cost efficiencies, synergies

•             Headwinds from translation FX/Venezuela devaluation/pension $0.42, a 10% drag to EPS growth

•             Continue to invest for long term growth

	4Q 2015	4Q 2014
Adjusted EPS	$1.20-$1.30	$1.20

	FY2015	FY2014
Adjusted EPS	$4.35-$4.45	$4.18

Looking ahead, we will continue to take aggressive actions in the fourth quarter to drive both our top and bottom lines.  Against a backdrop of slowing economies, weaker oil prices and increasingly unfavorable currency trends, we are continuing to drive organic growth through further corporate account wins, stepped-up innovation work and improved field productivity.  Further, we are capturing lower raw material costs and gaining market share.

As mentioned in the opening discussion, we look for our fourth quarter to show continued strong growth from our Global Institutional, Global Industrial and Other segments despite slower international economies, more than offsetting lower Energy segment results.  Currency, including the Venezuela devaluation, and pension are expected to have a combined negative impact of $0.16 per share in the fourth quarter 2015, or approximately 13% of earnings growth, including a $0.03 impact to adjusted earnings per share of the Venezuelan devaluation.  As a result, we look for fourth quarter earnings to be in the $1.20 to $1.30 range, flat to 8% increase over last year.

We continue to expect a strong operating performance in 2015 reflecting our business balance and more than offsetting headwinds from reduced energy activity, slower international economies and currency and pension.  For the full year, we look for continued good fixed currency sales growth in our Global Institutional, Global Industrial and Other segments, combining with appropriate pricing, delivered product cost savings, lower variable compensation and synergies to yield mid-teens earnings growth before currency and pension.  We expect currencies, including the Venezuela devaluation and pension to represent an estimated 10 percentage points of headwinds, and yield 4% to 6% adjusted earnings per share growth for the full year in the $4.35 to $4.45 per share range, compared with our prior $4.45 to $4.60 forecast.

SUMMARY

In summary, we once again delivered on our forecast in the third quarter, while offsetting market and currency challenges and investing in our future.  We expect strong results from our operations for the full year 2015, and look for improved growth in 2016. We have a strong record of consistently delivering superior growth, and we believe we are well positioned and prepared to continue to do so for the years ahead.

CAUTIONARY STATEMENT REGARDING FORWARD LOOKING INFORMATION

This communication contains forward looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements regarding our future financial and business performance and prospects, including forecasted 2015 fourth quarter and full year business and 2016 business and financial results, the impact of oil prices, sales growth, margin improvement, innovation, pricing, cost savings, synergies, interest expense, income taxes, shares outstanding and unfavorable impact from foreign currency, pension expense, initial dilution from an acquisition, devaluation of Venezuelan bolivar business and a product recall. These statements are based on the current expectations of management of the Company. There are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. These risks and uncertainties are set forth under Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2014 and other public filings with the Securities and Exchange Commission (the “SEC”) and include the vitality of the markets we serve, including the markets served by our Global Energy segment; the impact of worldwide economic factors such as the worldwide economy, credit markets, interest rates and foreign currency risk; exposure to economic, political and legal risks related to our international operations; the costs and effects of complying with laws and regulations relating to our operations; the occurrence of litigation or claims; and other uncertainties or risks reported from time to time in our reports to the SEC. In light of these risks, uncertainties and factors, the forward-looking events discussed in this communication may not occur. We caution that undue reliance should not be placed on forward-looking statements, which speak only as of the date made. Ecolab does not undertake, and expressly disclaims, any duty to update any forward-looking statement except as required by law.

Non-GAAP Financial Information

This communication includes Company information that does not conform to generally accepted accounting principles (GAAP). Management believes that a presentation of this information is meaningful to investors because it provides insight with respect to ongoing operating results of the Company and allows investors to better evaluate the financial results of the Company. These measures should not be viewed as an alternative to GAAP measures of performance. Furthermore, these measures may not be consistent with similar measures provided by other companies. A reconciliation of reported diluted earnings per share to adjusted diluted earnings per share is provided in the table “Supplemental Diluted Earnings per Share Information” in this communication.

ECOLAB INC.

SUPPLEMENTAL DILUTED EARNINGS PER SHARE INFORMATION

(unaudited)

The table below provides a reconciliation of diluted earnings per share, as reported, to the non-GAAP measure of adjusted diluted earnings per share.

	First	Second	Six	Third	Nine	Fourth
	Quarter	Quarter	Months	Quarter	Months	Quarter	Year
	Ended	Ended	Ended	Ended	Ended	Ended	Ended
	Mar. 31	June 30	June 30	Sept. 30	Sept. 30	Dec. 31	Dec. 31
	2014	2014	2014	2014	2014	2014	2014
Diluted earnings per share, as reported (U.S. GAAP)	$0.62	$1.02	$1.64	$1.19	$2.83	$1.10	$3.93

Adjustments:
Special (gains) and charges (1)	0.09	(0.02)	0.07	0.02	0.09	0.11	0.20
Tax expense (benefits) (2)	0.03	0.03	0.06	(0.01)	0.05	(0.01)	0.04

Adjusted diluted earnings per share (Non-GAAP)	$0.74	$1.03	$1.77	$1.21	$2.98	$1.20	$4.18

	First	Second	Six	Third	Nine	Fourth
	Quarter	Quarter	Months	Quarter	Months	Quarter	Year
	Ended	Ended	Ended	Ended	Ended	Ended	Ended
	Mar. 31	June 30	June 30	Sept. 30	Sept. 30	Dec. 31	Dec. 31
	2015	2015	2015	2015	2015	2015	2015
Diluted earnings per share, as reported (U.S. GAAP)	$0.77	$1.00	$1.77	$0.86	$2.63

Adjustments:
Special (gains) and charges (3)	0.02	0.20	0.22	0.48	0.70
Tax expense (benefits) (4)	0.01	(0.13)	(0.12)	(0.06)	(0.19)

Adjusted diluted earnings per share (Non-GAAP)	$0.80	$1.08	$1.87	$1.28	$3.15

Per share amounts do not necessarily sum due to changes in shares outstanding and rounding.

(1) Special (gains) and charges for 2014 include restructuring charges of $22.8 million, $6.1 million, $4.1 million and $32.0 million, net of tax, in the first, second, third and fourth quarters, respectively. Special (gains) and charges for 2014 also include $4.1 million, $3.4 million, $2.7 million and $2.6 million of costs, net of tax, in the first, second, third and fourth quarters, respectively, related to Champion integration costs. Special (gains) and charges for 2014 also include $0.9 million, $1.1 million, $2.0 million and $3.0 million of costs, net of tax, in the first, second, third and fourth quarters, respectively, related to Nalco integration costs. Special (gains) and charges for 2014 also include a gain of $0.5 million, net of tax, in the first quarter related to other items, a gain of $15.9 million, net of tax, in the second quarter related to a favorable licensing settlement and other settlement gains, a gain of $3.1 million, net of tax, in the third quarter related to the consolidation of a subsidiary and removal of the corresponding equity method investment and a gain of $3.8 million, net of tax, in the fourth quarter related to the sale of a business.

(2) The first quarter 2014 discrete tax net expense of $9.9 million is driven primarily by the rate differential on certain prior year shared costs, the remeasurement of certain deferred tax assets and liabilities resulting from a change in the state tax rate for certain entities following the merger of Champion operations and the change of a valuation allowance related to the realizability of foreign deferred tax assets, which collectively more than offset benefits from a foreign country audit settlement. The second quarter 2014 discrete tax net expense of $8.3 million is driven primarily by an update to non-current tax liabilities for global tax audits and an adjustment related to the re-characterization of intercompany payments between our U.S. and foreign affiliates which more than offset the change of valuation allowances based on the realizability of foreign deferred tax assets. The third quarter 2014 discrete tax net benefit of $1.9 million is driven primarily by recognizing adjustments from filing our 2013 U.S. federal tax return, offset partially by the net impact of foreign audits settlements and adjustments. The fourth quarter discrete tax net benefit of $3.1 million is driven primarily by the remeasurement of certain deferred tax assets and liabilities, resulting from changes in our deferred state tax rate and local country tax rates.

(3) Special (gains) and charges for 2015 include restructuring charges of $1.6 million, $14.6 million and $10.0 million, net of tax, in the first, second and third quarters, respectively. Special (gains) and charges for 2015 also include $3.2 million, $2.8 million and $2.4 million net of tax, in the first, second and third quarters, respectively, related to Champion integration costs. Special (gains) and charges for 2015 also include $0.5 million, $0.1 million and $0.6 million, net of tax, in the first, second and third quarters, respectively, related to Nalco integration costs. Special (gains) and charges for 2015 also include $30.2 million and $124.6 million, net of tax, in the second and third quarters, respectively, related to Venezuelan currency devaluation charges. Special (gains) and charges for 2015 also include $13.4 million and $7.8 million, net of tax, in the second and third quarters, respectively, related to a loss on the sale of a portion our Ecovation business and other litigation related charges.

(4) The first quarter 2015 discrete tax net expense of $2.6 million is driven primarily by a change to a deferred tax liability resulting from the Naperville facility transaction. The second quarter 2015 discrete tax net benefit of $39.4 million is driven primarily from our ability to recognize a worthless stock deduction for the tax basis in a wholly owned domestic subsidiary. The third quarter 2015 discrete tax net benefit of $19.2 million is driven primarily by a the release of valuation allowances on certain deferred taxes assets and a refund claim for taxes paid in a prior period resulting from updated IRS regulations, offset partially by recognizing adjustments from filing our 2014 U.S. federal tax return.